Exhibit 99.1

NEWS RELEASE	Contact:
Meghan Lublin
For immediate release	Corporate and Investor Communications
October 4, 2010	(703) 854-0299

Sunrise Senior Living Enters into Purchase and Sale Agreement with Ventas for $41.5 Million

MCLEAN, Va., Sunrise Senior Living, Inc. (NYSE: SRZ) announced today that the Company and certain of its affiliates have entered into purchase and sale agreements with Ventas, Inc. and certain of its affiliates to sell to Ventas all of Sunrise’s joint venture interests in nine limited liability companies in the U.S. and two limited partnerships in Canada, which collectively own 58 communities managed by Sunrise. The aggregate purchase price for the joint venture interests is approximately $41.5 million and is payable at closing, which is expected to occur in the coming months. The Company intends to use the proceeds from the transaction, after expenses, to pay down its bank credit facility and other debt obligations, and for working capital.

Sunrise will continue to manage the 58 senior living communities, together with the other 21 senior living communities in the Ventas portfolio that are already wholly owned by Ventas. As a condition of the purchase agreement, Sunrise and Ventas will amend the existing master agreement and management agreements to set forth their revised rights and obligations with respect to the management and other matters related to these communities.

“We are pleased that this agreement sets new performance, operating and reporting thresholds that, if met, will enable us to manage these assets for many years, and avoids the previously announced Ventas performance termination rights on a significant number of assets,” said Mark Ordan, Sunrise’s chief executive officer. “In addition, selling our joint venture interests to Ventas brings Sunrise additional funds to improve our balance sheet and provide a foundation for careful growth. We have seen clear improvements in performance, and we are excited to do all we can to continue this trend.”

Additional details on this announcement can be found in the Company’s Form 8-K filed today with the Securities and Exchange Commission.

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 35,000 people. As of June 30, 2010, Sunrise operated 356 communities in the United States, Canada, Germany and the United Kingdom, with a combined unit capacity of approximately 35,400 units. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing and rehabilitative services. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that these expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, the risk that Sunrise is unable to settle the remaining claims with respect to its German subsidiaries; the risk that the Company is not able to sell the North American properties mortgaged pursuant to the restructure transactions; the risk that the net sale proceeds of the mortgaged North American properties are not sufficient to pay the minimum amount guaranteed by Sunrise to the lenders that are party to the restructure transactions; changes in the Company’s anticipated cash flow and liquidity; the Company’s ability to maintain adequate liquidity to operate its business and execute its restructuring; the Company’s ability to obtain waivers, cure or reach agreements with respect to defaults under the Company’s loan, joint venture and construction agreements; the risk that a group of the Company’s creditors, acting together, could force the Company into an involuntary bankruptcy proceeding; the Company’s ability to sell its German communities within a reasonable time period; the Company’s ability to refinance, extend the maturity of or otherwise repay its bank credit facility and other debt when due and/or raise funds from other sources; the Company’s ability to achieve anticipated savings from the Company’s cost reduction initiatives; the outcome of the IRS audit of the Company’s tax returns for the tax years ended December 31, 2005, 2006, 2007 and 2008; the Company’s ability to continue to recognize income from refinancings and sales of communities by ventures; risk of changes in the Company’s critical accounting estimates; risk of further write-downs or impairments of the Company’s assets; risk of future obligations to fund guarantees and other support arrangements to some of the Company’s ventures, lenders to the ventures or third-party owners; risk of declining occupancies in existing communities or slower than expected leasing of new communities; risk resulting from any international expansion; development and construction risks; availability of financing for development, including construction loans as to which we are in default; risks associated with past or any future acquisitions; compliance with government regulations; risk of new legislation or regulatory developments; the risk that some of the Company’s management agreements, subject to early termination provisions based on various performance measures, could be terminated due to failure to achieve the performance measures; business conditions and market factors that could affect occupancy rates at and revenues from the Company’s communities and the value of the Company’s properties generally; competition and our response to pricing and promotional activities of our competitors; changes in interest rates; unanticipated expenses; the risks of further downturns in general economic conditions including, but not limited to, financial market performance, consumer credit availability, interest rates, inflation, energy prices, unemployment and consumer sentiment about the economy in general; risks associated with the ownership and operation of assisted living and independent living communities; and other risks detailed in the Company’s 2009 Annual Report on Form 10-K filed with the SEC, as may be amended or supplemented in the Company’s Form 10-Q filings or otherwise. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.